EXHIBIT (j)(3)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-93883 of First American Insurance Portfolios, Inc. on Form N-1A of our report dated February 2, 2001, appearing in the annual report to shareholders of the Equity Income Portfolio of the Cova Series Trust for the year ended December 31, 2000 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 19, 2001